Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of August 1, 2007, is entered into between RAMCO-GERSHENSON PROPERTIES TRUST (the “Trust”) and DENNIS GERSHENSON (“Executive”).
     The parties agree as follows:
     1. Employment Duties. During the Term (as defined in paragraph 2 below), the Trust will employ Executive as its Chief Executive Officer. Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement. Executive shall have the duties, rights and responsibilities normally associated with his position with the Trust, together with such other reasonable duties relating to the operation of the business of the Trust and its affiliates as may be assigned to him from time to time by the Board of Trustees of the Trust (the “Board”). If the Trust shall so request, Executive shall become and shall, at any time during the term of this Agreement as the Trust shall so request, act as a trustee of the Trust and/or as an officer and/or director of any of the Subsidiaries of the Trust as they may now exist or may be established by the Trust in the future without any compensation other than that provided for in paragraph 3.
     2. Term. The term of Executive’s employment under this Agreement (the “Term”) will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the fifth anniversary of the date hereof; provided that, upon any expiration of the Term, the Term will automatically be extended for one year unless either the Trust or Executive gives written notice of non-extension to the other at least 120 days prior to the expiration of the Term.
3. Salary and Bonus.
          a. Salary. During each year of the Term, Executive will receive a salary at the annual rate of $447,750, which salary will be subject to increase as set forth below (as so increased, the “Base Salary”). The Compensation Committee of the Trust’s Board of Trustees (the “Committee”) will review Executive’s Base Salary on an annual basis, and the Committee, upon such review and in its sole discretion, may increase or decrease the Base Salary by an amount which the Committee deems appropriate in light of the Trust’s and Executive’s performance during the period covered by such review; provided, however, that the Base Salary will not be reduced below $447,750 per annum. The Base Salary will be payable to Executive in accordance with the Trust’s standard payroll practices.
          b. Bonus. In addition to the Base Salary, the Trust will pay to Executive bonus compensation for each fiscal year of the Trust, within the two and one half month period following the end of each fiscal year, prorated on a per diem basis for partial fiscal years, as determined by the Committee but not less than $350,000 per year.
     4. Fringe Benefits. In addition to the other compensation payable pursuant to this Agreement, during the Term:
          a. Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical, dental, disability and life insurance, as are generally made available from time to time to management employees and executives of the Trust, and to participate in any long term incentive, stock option or similar plan or program established from time to time by the Trust for the benefit of its employees.
          b. Business Expenses. The Trust will pay for or reimburse Executive for all business-related expenses incurred during the Term by Executive on account of his performance of duties under this Agreement, subject to the procedures established by the Trust from time to time with respect to incurrence, substantiation, reasonableness and approval, provided that any reimbursement will be made no later than the last day of Executive’s taxable year following the taxable year in which any expense was incurred, the Executive has no control over the timing of the reimbursement, and the amount of expenses eligible for reimbursement during the Executive’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year.
          c. Life Insurance. As long as it is available at standard cost, the Trust will provide Executive $1,000,000 in term life insurance.
     5. Termination of Employment.
          a. Death and Disability. Executive’s employment under this Agreement will terminate immediately upon his death and upon 30 days’ prior written notice given by the Trust in the event Executive is determined to be “permanently disabled” (as defined below).
          b. For Cause. The Trust may terminate Executive’s employment under this Agreement for “Cause” (as defined below), upon providing Executive 30 days’ prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive’s receipt thereof unless Executive (i) cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period or (ii) sends, within such 30-day notice period, written notice to the Board of Trustees of the Trust disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 8 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Trust is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Trust will pay Executive’s reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with such dispute resolution.
          c. For Good Reason. Executive may terminate his employment under this Agreement for “Good Reason” (as defined below) upon providing the Trust 30 days’ prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Trust’s receipt thereof unless the Trust cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period. The 30 days’ prior notice shall not be effective unless provided to the Trust within 90 days of the initial existence of the condition which forms the basis of the termination.
          d. Definitions. For purposes of this Agreement:
     (i) Executive will be deemed “permanently disabled” if he becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness by a physician acceptable to Executive and the Trust and paid by the Trust, whose determination will be final and binding. If Executive and the Trust are unable to agree on a physician, Executive and the Trust will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.
     (ii) “Cause” means either (A) a material breach by Executive of any material provisions of this Agreement or of the Noncompetition Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach or, if such breach is not subject to cure, fails on an on-going basis thereafter to comply with the provisions of this Agreement or of the Noncompetition Agreement, as the case may be, with respect to which he was in such breach; (B) action by Executive constituting willful malfeasance or gross negligence, having a material adverse effect on the Trust; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.
     (iii) “Good Reason” means the occurrence of any of the following, without the prior written consent of Executive: (A) any substantial diminution of duties, responsibilities or authority, (B) a material breach by the Trust of any of its material obligations under this Agreement, (C) a relocation of the Trust’s principal executive offices or of Executive’s principal place of employment to a location more than 25 miles from Southfield, Michigan; or (D) a “change in control” as defined below. Executive will be deemed not to have consented to any proposal resulting in any of the foregoing changes unless he will have given written notice of his consent thereto to the Board of Trustees of the Trust within 15 days after receipt of a written proposal describing the change. If Executive will not give such consent, the Trust will have the opportunity to withdraw such proposed change by written notice to Executive given within 15 days after expiration of the foregoing 15-day period.
     (iv) A “change in control” shall occur if any person or group of commonly controlled persons, other than the Executive and his affiliates, owns or controls, directly or indirectly, more than thirty-five percent (35%) of the voting control or value of the capital stock of the Trust, or of securities convertible into or exchangeable for capital stock of the Trust.

     6. Benefits upon Termination.
          a. Termination upon Death or Permanent Disability. Upon termination of Executive’s employment under this Agreement resulting from his death or permanent disability, the Trust will pay to Executive or his legal representatives a lump sum amount equal to 12 months of his Base Salary and bonus, as provided in paragraph 3 above, within 60 days after such termination. In the event of a termination upon Executive’s permanent disability, Executive will also remain entitled to receive, during the 12-month period following his termination (such additional period being referred to in this Agreement as the “Severance Period”), those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans, provided that any medical benefits as described in Treas. Reg. Section 1.409A-1(b)(9)(v)(B) will not be provided beyond the period of time during which the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Trust under COBRA if the Executive elected such coverage and paid the applicable premiums. Notwithstanding the preceding, any non-medical fringe benefits that are not excludible from gross income and would not otherwise be deductible as a business expense by the Executive under Section 162 or 167 of the Internal Revenue Code of 1986, (the “Code”) shall be paid for by the Executive out-of-pocket during the six-month period following the Executive’s termination of employment by the Trust, which payments shall be reimbursed to the Executive within 30 days following the expiration of the six-month period; further, any such fringe benefits shall be continued through the remaining period of the Term and shall be subject to the following additional rules: (i) such fringe benefits provided during a taxable year of the Executive will not affect the benefits to be provided in any later taxable year, (ii) any expense reimbursement under such a fringe benefit must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to these fringe benefits cannot be liquidated or exchanged for any other benefit.
          b. Termination with Cause or Resignation. Upon termination of Executive’s employment by the Trust pursuant to paragraph 5(b) above or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above), the Trust will remain obligated to pay Executive only the unpaid portion of his Base Salary, bonus and benefits to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination.
          c. Termination without Cause or for Good Reason. Upon termination of Executive’s employment (x) by the Trust other than for Cause or upon Executive’s death or permanent disability or (y) by Executive for Good Reason, Executive will be entitled to the benefits provide below:
     (i) the Trust will pay Executive his Base Salary through the date of termination;
     (ii) the Trust will pay as severance pay to Executive, not later than the 30th day following the date that is six months following the date of his termination, a lump sum severance payment (the “Severance Payment”) equal to the greater of (x) the aggregate of all compensation due to Executive hereunder during the balance of the Term, assuming that the annual bonuses payable to

Executive during such period will equal the average of the annual bonuses paid to Executive under this Agreement prior to termination of employment, or (y) 2.99 times the “base amount” within the meaning of Sections 280G(b)(3) and 280G(d) of the Code, and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statute or regulation. If Section 280G of the Code (and any successor provisions thereto) is repealed or otherwise inapplicable, then the Severance Payment will equal 2.99 times the average of Executive’s annual compensation for both complete and partial calendar years during so much of the five calendar year period preceding the calendar year in which the termination occurs during which Executive was so employed, determined by analyzing any compensation (other than non-recurring items) includable in Executive’s gross income for any partial calendar year and then adding such non-recurring items to such annualized compensation. Compensation payable to Executive by the Trust will include every type and form of compensation includable in Executive’s gross income in respect of his employment by the Trust, including compensation income recognized as a result of Executive’s exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in Section 280G of the Code and any temporary or final regulations promulgated thereunder;
     (iii) if in the opinion of tax counsel elected by Executive and reasonably acceptable to the Trust, any portion of any payment made to Executive, including without limitation, the Severance Payment constitutes an excess “parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Trust will pay Executive an additional amount (the “Additional Amount”) equal to the sum of (x) all taxes payable by Executive under Section 4999 of the Code with respect to the Severance Payment and the Additional Amount, plus (y) all federal, state or local income taxes payable by Executive with respect to the Additional Amount, and such payment shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes;
     (iv) for the duration of the Term, but not less than 12 months, those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans, provided that (x) the fringe benefits provided during a taxable year of the Executive will not affect the benefits to be provided in any later taxable year, (y) any expense reimbursement under the fringe benefit plans shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and (z) the right to these fringe benefits cannot be liquidated or exchanged for any other benefit; notwithstanding the preceding, any fringe benefits shall be paid for by the Executive out-of-pocket during the six-month period following the Executive’s termination of employment by the Trust except to the extent the fringe benefits are excludible from gross income, are otherwise deductible as a business expense by the Executive under Section 162 or 167 of the Code, or are medical benefits as described in Treas. Reg. Section 1.409A-1(b)(9)(v)(B) provided during the period of time during which the Executive would be entitled (or would, but for this Agreement, be entitled)

to continuation coverage under a group health plan of the Trust under COBRA if the Executive elected such coverage and paid the applicable premiums. These out-of–pocket payments shall be reimbursed to the Executive within 30 days following the expiration of the six-month period.
          d. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.
          e. Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Trust without cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.
     7. Indemnification. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless for any action or failure to act in his capacity as a director, trustee, officer or employee of the Trust. In furtherance of the foregoing and not by way of limitation, if Executive is a party or is threatened to be made a party to any suit because he is a director, trustee, officer or employee of the Trust, he shall be indemnified against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Trust, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this Section shall be in addition to any other indemnification by the Trust of its officers and trustees. Expenses incurred by the Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Trust. Such undertaking shall be accepted without reference to the financial ability of such Executive to make repayment. The Trust shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a director’ and officers’ liability insurance policy, with a policy limit of at least $20,000,000, subject to customary exclusions, with respect to claims made against officers and directors of the Trust; provided, however, the Trust shall be relieved of this obligation to maintain directors’ and officers’ liability insurance if, in the good faith judgment of the Trust, it cannot be obtained at a reasonable cost.
     8. Arbitration. The parties hereto will endeavor to resolved in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in Detroit, Michigan by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the tree arbitrators, one will be selected by the Trust, one will be selected by Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this paragraph 8. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto, with the same effect as an arbitration pursuant to Michigan Compiled Laws Annotated §600.5001. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne by the Trust. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.
     9. Miscellaneous.
          a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.
          b. The provisions of this Agreement are severable and if any one of more provisions may be determined to be illegal or otherwise, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.
          c. The rights and obligations of the Trust under this Agreement inure to the benefit of, and will be binding on, the Trust and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Trust; provided, further, that the Trust shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Trust.
          d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Trust, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Trust or at such other address or addresses as either the Trust or Executive may hereafter designate in writing to the other.
          e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

          f. This Agreement will be governed by and construed according to the laws of the State of Michigan.
          g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ Richard J. Smith

Name: Richard J. Smith
Title: Chief Financial Officer

/s/ Dennis Gershenson
Dennis Gershenson

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